Exhibit 99.1

Contacts:	Sam Gradess Chief Financial Officer Alloy, Inc. 212/244-4307

For immediate release:

ALLOY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
Management Affirms Guidance for Key Financial Performance Measures

     New York, NY – June 7, 2004 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended April 30, 2004 of $87.8 million and a net loss attributable to common stockholders of $9.6 million or $0.23 per diluted share. For its first fiscal quarter, Alloy registered a $4.3 million loss before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, and restructuring charges (“Adjusted EBITDA”). For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) determined under GAAP, please refer to the financial tables provided at the end of this release.

     Total revenues for the first fiscal quarter increased 27% to $87.8 million, compared with $69.4 million for the first quarter of fiscal 2003. Fiscal first quarter net merchandise revenues of $44.3 million were up 48% compared with $30.0 million for last year’s fiscal first quarter. The increase resulted from our acquisition of dELiA*s Corp., which offset an overall decline in revenues for Alloy’s catalog titles. Fiscal first quarter sponsorship and other revenues of $43.6 million were up 10% versus $39.5 million for the comparable period in our last fiscal year. The increase was primarily attributable to the revenue contribution of the OCM business that we purchased at the beginning of the second quarter of fiscal 2003.

     First fiscal quarter gross profit increased to $41.2 million, or 46.9% of revenues, compared with $31.5 million, or 45.3% of revenues, for the comparable period last year, largely as a result of the overall increase in revenues. The increase in gross margin primarily resulted from the increased percentage of net merchandise revenues as a percentage of total revenues in the first quarter of fiscal 2004.

     Operating expenses were $49.8 million for the first quarter of fiscal 2004 versus $32.5 million for the first quarter of fiscal 2003. The increase resulted primarily from the expenses of the acquired dELiA*s Corp. and OCM operations.

     Net loss for the first quarter of fiscal 2004 was $9.2 million, compared with a net loss of $0.4 million for last fiscal year’s first quarter. Net loss attributable to common stockholders for the first quarter of fiscal 2004 was $9.6 million, or $0.23 per diluted share, compared with net loss attributable to common stockholders of $0.8 million, or $0.02 per diluted share, for last fiscal year’s first quarter. Adjusted EBITDA transitioned from earnings of $2.2 million for the first fiscal quarter of 2003 to a loss of $4.3 million for the first fiscal quarter of 2004.

     Our name database now stands at over 27 million total names, of which almost 8.5 million have a buying history with us.

     Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, “We took significant steps in the first quarter to position Alloy for improved financial performance in the second half of the 2004 fiscal year. Our fulfillment and call center activities have now been fully transitioned from our third party provider to Company facilities. The merchandising organization has been strengthened with a number of key hires. The benefits of the combined Alloy and dELiA*s databases should begin to emerge during the key back-to-school and holiday selling seasons. The sponsorship side of the business was generally on plan in the first quarter with a solid outlook for the remainder of the year. The recent designation of Alloy’s AMP Agency as the 2003 Promotional Agency of the Year by PROMO Magazine recognizes and validates the outstanding work we are doing for our advertising clients.”

     Looking ahead, Mr. Diamond concluded, “Following our first quarter financial performance, we remain comfortable with our established fiscal 2004 financial expectations. We affirm our fiscal 2004 merchandise revenue range of $220 million to $230 million, together with a sponsorship revenue range of $210 million to $220 million, a diluted net loss attributable to common stockholders per share range of ($0.25) to ($0.40) and an Adjusted EBITDA range of $11 million to $16 million.”

About Alloy

     Alloy, Inc. is a media, marketing services, direct marketing and retail company targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy’s 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy’s media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and retail stores. For further information regarding Alloy, please visit our Web site (www.alloyinc.com) and click on “Investor Relations”. Information on 360 Youth’s marketing services can be found at www.360youth.com.

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2004, as amended, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management’s expectations, except as may be required by law.

(tables to follow)

Alloy, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	4/30/2003	4/30/2004
Net merchandise revenues	$29,971	$44,281
Sponsorship and other revenues	39,473	43,566

Total revenues	69,444	87,847
Cost of goods sold	37,975	46,627

Gross profit	31,469	41,220
Selling and marketing expenses	25,379	36,003
General and administrative expenses	4,958	11,765
Acquired intangible asset amortization	1,785	1,522
Stock-based compensation	0	351
Restructuring charge	380	126

Total operating expenses	32,502	49,767
Income (loss) income from operations	(1,033)	(8,547)
Interest and other income (expense), net	287	(686)

Income (loss) before income taxes	(746)	(9,233)
Income tax (benefit) expense	(358)	10

Net income (loss)	(388)	(9,243)
Preferred stock dividend and accretion	453	394

Net income (loss) attributable to common stockholders	($841)	($9,637)
Net income (loss) attributable to common stockholders per basic share	($0.02)	($0.23)
Net income (loss) attributable to common stockholders per diluted share	($0.02)	($0.23)
Weighted average basic common shares outstanding:	40,149,100	42,457,030
Diluted shares outstanding per GAAP:	40,149,100	42,457,030
Reconciliation of EBTA and Adjusted EBITDA to GAAP Results (1):
Net income (loss)	($388)	($9,243)
Income tax expense	(358)	10
Acquired intangible asset amortization	1,785	1,522
Stock-based compensation	0	351
Restructuring charge	380	126

EBTA excluding stock-based compensation and restructuring charges	$1,419	($7,234)
Interest and other income (expense), net	287	(686)
Depreciation and amortization	1,043	2,268

Adjusted EBITDA	$2,175	($4,280)

(1) This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy’s results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Alloy, Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	January 31, 2004	April 30, 2004
	(audited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$30,543	$22,867
Marketable securities	19,014	15,684
Accounts receivable, net	31,492	34,907
Inventories, net	29,021	25,980
Prepaid catalog costs	2,028	1,420
Other current assets	3,813	6,158

Total current assets	115,911	107,016
Marketable securities	5,585	4,160
Property and equipment, net	27,234	27,176
Goodwill, net	274,796	280,721
Intangible and other assets, net	25,865	25,985

Total assets	$449,391	$445,058
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$28,740	$27,216
Deferred revenues	15,124	17,630
Accrued expenses and other current liabilities	39,755	38,837

Total current liabilties	83,619	83,683
Long-term liabilities	743	1,852
Convertible debt	69,300	69,300
Series B Preferred Stock	14,434	14,828
Stockholders’ Equity	281,295	275,395

Total liabilities and stockholders’ equity	$449,391	$445,058